Other Exhibit

                      DREYFUS INTERNATIONAL FUNDS, INC.

                      Assistant Secretary's Certificate

     The undersigned, Elizabeth Bachman Keeley, Assistant Secretary of Dreyfus International Funds, Inc. (the "Fund") hereby certifies that set forth below is a copy of the resolution adopted by the Fund's Board by Written Consent dated October 21, 1996.

     RESOLVED, that the Registration Statement and any and all amendments and supplements thereto may be signed by any one of Elizabeth A. Bachman, Marie E. Connolly, Richard W. Ingram, Mark A. Karpe, and John E. Pelletier, as the attorney-in-fact for the proper officers of the Fund, a with full power of substitution and resubstitution; and that the appointment of each of such persons as such attorney-in-fact hereby is authorized and approved; and that such attorneys-in-fact, and each of them, shall have full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such Registration Statement and any and all amendments and supplements thereto, as whom he or she is acting as attorney-in-fact, might or could do in person.

     IN WITNESS THEREOF, I have hereunto signed my name and affixed the seal of the Fund on December 24, 1996.


                                   ________________________
                                   Elizabeth Bachman Keeley
                                   Vice President & Assistant Secretary